Exhibit 99.1

Investor and Media Inquiries: Michael A. Hajost (610) 208-3476 mhajost@cartech.com

CARPENTER TECHNOLOGY REPORTS FIRST QUARTER RESULTS

•	First quarter net sales excluding raw material surcharge up 40% from a year earlier on 39% higher volume.

•	First quarter net income of $0.17 per share compared to a loss of $0.21 per share in the prior year.

WYOMISSING, Pa., October 26, 2010 – Carpenter Technology Corporation (NYSE:CRS) today reported net income of $7.6 million or $0.17 per share for the quarter ended September 30, 2010. This compares to a net loss of $9.3 million or negative $0.21 per share for the same quarter a year earlier.

“Strong revenue and volume growth contributed to a significant increase in operating margin and profitability over the prior year,” said William A. Wulfsohn, President and Chief Executive Officer. “We also maintained a consistent operating margin compared to our recent fourth quarter on slightly lower, seasonally-adjusted volumes, which was in line with our expectations.”

“Demand in our key end markets continues to strengthen. In addition to ongoing strong demand for materials used in aerospace engines, we have seen a significant pick-up in our energy business. This includes increased demand for materials used in power generation and our expanded participation in oil and gas applications. We still expect aerospace fastener demand will increase in the second half of the fiscal year.”

“The increase in order activity is creating tight capacity and longer customer lead times,” said Wulfsohn. “Our inventory levels are also running higher due to strong customer demand for our premium products. We are hiring and training employees to expand available production. We are also taking pricing actions and making mix management decisions to improve our profitability and create additional flex capacity for attractive incremental volume.”

“Overall, the year is shaping up as we expected. We expect our financial performance will improve over the balance of the year behind higher volumes, an increasingly favorable product mix, our continued cost focus and the impact of pricing actions. We also plan to be active in pursuing growth strategies that improve our position in the marketplace.”

First Quarter Results

Financial highlights for the first quarter include:

(in millions, except per share amounts & pounds sold)	1Q 2011	1Q 2010
Net Sales	$351.7	$233.7
Net Sales Excluding Surcharge (a)	$263.7	$187.9
Operating Income (Loss) excluding pension earnings, interest and deferrals (a)	$22.9	$(3.8)
Net Income (Loss)	$7.6	$(9.3)
Diluted Earnings (Loss) per Share	$0.17	$(0.21)
Net Pension Expense per Diluted Share (a)	$(0.21)	$(0.21)
Free Cash Flow (a)	$(46.5)	$17.8
Pounds Sold (000)	48,190	34,560

(a)	non-GAAP financial measure that is explained in the attached tables

Net sales for the first quarter were $351.7 million, up 50 percent from the prior year. Excluding surcharge revenue, net sales were $263.7 million, up 40 percent from a year ago. Total pounds sold in the first quarter were 39 percent higher than the fiscal year 2010 first quarter. Sequentially, net sales excluding surcharge decreased 2 percent on 7 percent lower volume as a result of typical seasonal effects in the summer quarter.

Gross profit was $49.8 million compared with $19.2 million in the fiscal year 2010 first quarter. The higher gross profit in this year’s first quarter was driven by significantly higher volumes and better overall cost performance, partially offset by a slightly weaker product mix. The overall mix results are comprised of strong margins in the Premium Alloy Operations (PAO) segment, more than offset by low margins in the Advanced Metals Operations (AMO) segment as a result of taking on increased volumes over the last year in lower value applications within automotive and other markets.

SG&A expenses were $35.7 million, compared with $32.5 million for the first quarter of fiscal year 2010. The year-over-year increase is due to higher variable compensation accruals versus the prior period, and resources added to drive strategic growth initiatives. For the year, SG&A cost is expected to increase about 8 percent. This is consistent with the Company’s goal to support growth strategies while limiting the increase in fixed costs to less than half the rate of revenue growth.

Operating income for the first quarter was $14.1 million compared with a loss of $13.3 million a year earlier. Excluding surcharge revenue and pension earnings, interest and deferrals (EID), operating margin was 8.7 percent for the quarter compared to a negative 2.0 percent in the fiscal year 2010 first quarter. There was little earnings impact in the quarter from LIFO effects. Sequentially, operating income was higher in the current quarter compared to $10.2 million reported in the fiscal year 2010 fourth quarter.

Other Income was $1.6 million compared to $1.5 million in the fiscal year 2010 first quarter. The provision for income tax was $3.9 million or 34 percent of pre-tax income compared with an income tax benefit of $6.8 million or 42 percent of pre-tax loss a year ago. The full fiscal year tax rate is expected to be about 28 percent.

Net income was $7.6 million or $0.17 per diluted share, compared with a first quarter net loss of $9.3 million or $0.21 per diluted share in fiscal year 2010.

Free cash flow, which we define as cash from operations less capital expenditures and dividends, was a negative $46.5 million in the quarter. The negative cash flow mainly reflects investment in higher inventory levels to support growing customer demand.

Markets:

Aerospace market sales were $146.1 million in the first quarter, up 42 percent compared with the same period a year ago. Excluding surcharge revenue, aerospace sales were up 32 percent on 29 percent higher volume. Aerospace results reflect the fourth consecutive quarter of strong demand for engine components and the beginning stages of improved fastener order activity. Demand for nickel, stainless and titanium fasteners is expected to strengthen in the second half of the fiscal year.

Industrial market sales were $83.0 million, up 68 percent compared with the first quarter of fiscal year 2010. Excluding surcharge revenue, industrial sales increased 46 percent on 36 percent higher volume. The year-over-year result reflects increased overall demand for industrial products that outpaced general market growth rates. There was also a positive mix shift to higher value fittings and semiconductor applications.

Consumer market sales were $33.7 million, an increase of 45 percent from the first quarter of fiscal year 2010. Excluding surcharge revenue, sales increased 36 percent on 38 percent higher volume. Increases in volumes and revenues resulted from supply chain inventory restocking and demand growth from Asia for fasteners and electronic applications.

Automotive market sales were $30.3 million, an increase of 55 percent from a year earlier. Excluding surcharge revenue, automotive sales rose 36 percent as volumes increased 46 percent. The year-over-year volume increase reflects demand growth related to fuel system components as well as strong shipments of lower value automotive valves.

Energy market sales of $29.9 million increased 145 percent from the first quarter a year earlier. Excluding surcharge revenue, energy market sales increased 156 percent on 149 percent higher volume. The year-over-year increase reflects sharply higher demand and expansion into new applications in the oil and gas sector, as well as recovering demand for high value materials used in industrial gas turbines.

Medical market sales were $28.7 million in the first quarter, up 10 percent from a year ago. Excluding surcharge revenue, medical market sales increased 16 percent on 9 percent higher volume. The year-over-year increase reflects increased demand and re-stocking of titanium products within the supply chain.

International sales in the first quarter were $109.8 million, an increase of 53 percent compared with the same quarter a year earlier. Sales in Europe were up 42 percent on 36 percent higher volume driven mainly by increased demand in Aerospace and Energy. Revenues increased 63 percent in Asia on 45 percent higher volume driven by significant broad based growth in most markets. International sales in the quarter represented 31 percent of total sales, unchanged from the prior year.

Pension Effects

During the first quarter, the Company recorded expense associated with its pension and other post retirement benefit plans of $15.2 million or $0.21 per diluted share which reflects our planned non-cash net pension expense for fiscal 2011 of $61 million, or $0.85 per diluted share. The expense will be allocated equally through the fiscal year. The Company expects to make a cash contribution of approximately $4 million in the fourth quarter of fiscal year 2011.

Non-GAAP Financial Measures

This press release includes discussions of financial measures that have not been determined in accordance with U.S. generally accepted accounting principles (“GAAP”). The non-GAAP financial measures, accompanied by reasons why the Company believes the measures are important, are included in the attached schedules.

Conference Call

Carpenter will host a conference call and webcast today, October 26, at 10:00 a.m., ET, to discuss financial results and operations for the fiscal first quarter. Please call 610-208-2222 for details of the conference call. Access to the call will also be made available at Carpenter’s web site (http://www.cartech.com) and through CCBN (http://www.ccbn.com). A replay of the call will be made available at http://www.cartech.com or at http://www.ccbn.com.

About Carpenter Technology

Carpenter produces and distributes specialty alloys, including stainless steels, titanium alloys, and superalloys. Information about Carpenter can be found on the Internet at http://www.cartech.com.

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. The most significant of these uncertainties are described in Carpenter’s filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended June 30, 2010 and the exhibits attached to that filing. They include but are not limited to: 1) the cyclical nature of the specialty materials business and certain end-use markets, including aerospace, industrial, automotive, consumer, medical, and energy, or other influences on Carpenter's business such as new competitors, the consolidation of competitors, customers, and suppliers or the transfer of manufacturing capacity from the United States to foreign countries; 2) the ability of Carpenter to achieve cost savings, productivity improvements or process changes; 3) the ability to recoup increases in the cost of energy, raw materials, freight or other factors; 4) domestic and foreign excess manufacturing capacity for certain metals; 5) fluctuations in currency exchange rates; 6) the degree of success of government trade actions; 7) the valuation of the assets and liabilities in Carpenter's pension trusts and the accounting for pension plans; 8) possible labor disputes or work stoppages; 9) the potential that our customers may substitute alternate materials or adopt different manufacturing practices that replace or limit the suitability of our products; 10) the ability to successfully acquire and integrate acquisitions; 11) the availability of credit facilities to Carpenter, its customers or other members of the supply chain; 12) the ability to obtain energy or raw materials, especially from suppliers located in countries that may be subject to unstable political or economic conditions; 13) our manufacturing processes are dependent upon highly specialized equipment located primarily in one facility in Reading, Pennsylvania for which there may be limited alternatives if there are significant equipment failures or catastrophic event; and (14) our future success depends on the continued service and availability of key personnel, including members of our executive management team, management, metallurgists and other skilled personnel and the loss of these key personnel could affect our ability to perform until suitable replacements are found. Any of these factors could have an adverse and/or fluctuating effect on Carpenter's results of operations. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Carpenter undertakes no obligation to update or revise any forward-looking statements.

PRELIMINARY

CONSOLIDATED BALANCE SHEETS

(in millions)

	September 30, 2010	June 30, 2010
ASSETS
Current assets:
Cash and cash equivalents	$258.3	$265.4
Marketable securities	68.5	105.2
Accounts receivable, net	200.7	188.5
Inventories	272.7	203.6
Deferred income taxes	21.9	21.5
Other current assets	43.8	36.0

Total current assets	865.9	820.2

Property, plant and equipment, net	612.1	617.5
Goodwill	35.2	35.2
Other intangibles, net	17.4	17.6
Deferred income taxes	12.7	16.2
Other assets	89.1	76.5

Total assets	$1,632.4	$1,583.2

LIABILITIES
Current liabilities:
Accounts payable	$154.0	$130.5
Accrued liabilities	95.2	87.6
Current portion of long-term debt	100.0	—

Total current liabilities	349.2	218.1

Long-term debt, net of current portion	160.1	259.6
Accrued pension liability	312.1	322.6
Accrued postretirement benefits	145.6	146.7
Other liabilities	69.5	62.8

Total liabilities	1,036.5	1,009.8

STOCKHOLDERS’ EQUITY
Common stock	273.3	273.2
Capital in excess of par value	226.9	223.3
Reinvested earnings	982.7	983.2
Common stock in treasury, at cost	(535.4)	(535.2)
Accumulated other comprehensive loss	(351.6)	(371.1)

Total stockholders’ equity	595.9	573.4

Total liabilities and stockholders’ equity	$1,632.4	$1,583.2

PRELIMINARY

CONSOLIDATED STATEMENT OF INCOME

(in millions, except per share data)

	Three Months Ended September 30
	2010	2009

NET SALES	$351.7	$233.7

Cost of sales	301.9	214.5

Gross profit	49.8	19.2

Selling, general and administrative expenses	35.7	32.5

Operating income (loss)	14.1	(13.3)

Interest expense	(4.2)	(4.3)
Other income, net	1.6	1.5

Income (loss) before income taxes	11.5	(16.1)
Income tax expense (benefit)	3.9	(6.8)

NET INCOME (LOSS)	$7.6	($9.3)

EARNINGS (LOSS) PER COMMON SHARE:
Basic	$0.17	$(0.21)

Diluted	$0.17	$(0.21)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	44.1	43.9

Diluted	44.5	43.9

Cash dividends per common share	$0.18	$0.18

PRELIMINARY

CONSOLIDATED STATEMENT OF CASH FLOWS

(in millions)

	Three Months Ended September 30
	2010	2009
OPERATING ACTIVITIES:
Net income (loss)	$7.6	($9.3)
Adjustments to reconcile net income (loss) to net cash (used for) provided from operations:
Depreciation and amortization	15.1	14.4
Deferred income taxes	(3.7)	(4.8)
Net pension expense	15.2	15.3
Net loss (gain) on disposal of property and equipment	0.1	(0.7)
Changes in working capital and other:
Accounts receivable	(8.6)	(4.5)
Inventories	(66.6)	4.8
Other current assets	1.3	7.6
Accounts payable	22.9	20.8
Accrued current liabilities	(15.4)	(3.3)
Other, net	1.6	(4.1)

Net cash (used for) provided from operating activities	(30.5)	36.2

INVESTING ACTIVITIES:
Purchases of property, equipment and software	(8.1)	(11.3)
Proceeds from disposals of property and equipment	0.1	0.9
Purchases of marketable securities	(53.1)	—
Proceeds from sales and maturities of marketable securities	89.8	15.0

Net cash provided from investing activities	28.7	4.6

FINANCING ACTIVITIES:
Dividends paid	(8.0)	(8.0)
Proceeds from common stock options exercised	0.1	—

Net cash used for financing activities	(7.9)	(8.0)

Effect of exchange rate changes on cash and cash equivalents	2.6	1.7

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(7.1)	34.5
Cash and cash equivalents at beginning of period	265.4	340.1

Cash and cash equivalents at end of period	$258.3	$374.6

PRELIMINARY

SEGMENT FINANCIAL DATA

(in millions)

	Three Months Ended September 30
	2010	2009

Net sales:
Advanced Metals Operations:
Net sales excluding surcharge	$191.0	$145.7
Surcharge	55.6	29.6

Advanced Metals Operations net sales	246.6	175.3

Premium Alloys Operations:
Net sales excluding surcharge	$75.3	$43.1
Surcharge	32.4	16.2

Premium Alloys Operations net sales	107.7	59.3

Intersegment	(2.6)	(0.9)

Consolidated net sales	$351.7	$233.7

Operating income (loss):
Advanced Metals Operations	$8.6	($2.6)
Premium Alloys Operations	24.3	7.9
Corporate costs	(9.9)	(9.0)
Pension earnings, interest & deferrals	(8.8)	(9.5)
Intersegment	(0.1)	(0.1)

Consolidated operating income (loss)	$14.1	($13.3)

We have two reportable business segments: Advanced Metals Operations and Premium Alloys Operations.

The Advanced Metals Operations (AMO) segment includes the manufacturing and distribution of high temperature and high strength metal alloys, stainless steels and titanium in the form of small bars and rods, wire, narrow strip and powder. AMO sales are spread across many of our end-use markets including aerospace, industrial, consumer, automotive, and medical.

The Premium Alloys Operations (PAO) segment includes the manufacturing and distribution of high temperature and high strength metal alloys and stainless steels in the form of ingots, billets, large bars and hollows and primarily services the aerospace and energy markets.

The service cost component of net pension expense, which represents the estimated cost of future pension liabilities earned associated with active employees, is included in the operating results of the business segments. The residual net pension expense, which is comprised of the expected return on plan assets, interest costs on the projected benefit obligations of the plans, and amortization of actuarial gains and losses and prior service costs, is included under the heading “Pension earnings, interest & deferrals.”

PRELIMINARY

NON-GAAP FINANCIAL MEASURES

(in millions, except per share data)

	Three Months Ended September 30,
	2010	2009
FREE CASH FLOW
Net cash (used for) provided from operations	($30.5)	$36.2
Purchases of property, equipment and software	(8.1)	(11.3)
Proceeds from disposals of property and equipment	0.1	0.9
Dividends paid	(8.0)	(8.0)

Free cash flow	($46.5)	$17.8

Management believes that the free cash flow measure provides useful information to investors regarding our financial condition because it is a measure of cash generated which management evaluates for alternative uses.

	Three Months Ended September 30,
	2010	2009
NET PENSION EXPENSE PER DILUTED SHARE
Pension plans expense	$13.5	$13.5
Other postretirement benefits expense	1.7	1.8

Net pension expense	15.2	15.3
Income tax benefit	(5.7)	(6.1)

Net pension expense, net of tax	$9.5	$9.2

Net pension expense per diluted share	$0.21	$0.21

Weighted average diluted common shares	44.5	43.9

Management believes that net pension expense per diluted share is helpful in analyzing the operating performance of the Company, as net pension expense tends to be volatile due to changes in the financial markets, which may result in significant fluctuations in operating results from period to period.

	Three Months Ended September 30,
	2010	2009
OPERATING MARGIN EXCLUDING SURCHARGE AND PENSION EARNINGS, INTEREST AND DEFERRALS
Net sales	$351.7	$233.7
Less: surcharge revenue	88.0	45.8

Consolidated net sales excluding surcharge	$263.7	$187.9

Operating income (loss)	$14.1	($13.3)
Pension earnings, interest & deferrals	8.8	9.5

Operating income (loss) excluding pension earnings, interest and deferrals	$22.9	($3.8)

Operating margin excluding surcharge and pension earnings, interest and deferrals	8.7%	(2.0%)

Management believes that removing the impacts of raw material surcharges from net sales provides a more consistent basis for comparing results of operations from period to period. In addition, management believes that excluding the impact of pension earnings, interest and deferrals, which may be volatile due to changes in the financial markets, is helpful in analyzing the true operating performance of the Company.

PRELIMINARY

SUPPLEMENTAL SCHEDULES

(in millions)

	Three Months Ended September 30,
	2010	2009
NET SALES BY MAJOR PRODUCT LINE
Product Line Excluding Surcharge:
Special alloys	$122.4	$88.2
Stainless steel	91.3	61.0
Titanium products	34.0	26.8
Tool and other steel	12.4	9.2
Other materials	3.6	2.7

Consolidated net sales excluding surcharge	$263.7	$187.9

Surcharge revenue	88.0	45.8

Consolidated net sales	$351.7	$233.7

	Three Months Ended September 30,
	2010	2009
NET SALES BY END USE MARKET
End Use Market Excluding Surcharge:
Aerospace	$107.6	$81.3
Industrial	60.1	41.3
Consumer	24.8	18.2
Medical	24.8	21.4
Energy	24.3	9.5
Automotive	22.1	16.2

Consolidated net sales excluding surcharge	$263.7	$187.9

Surcharge revenue	88.0	45.8

Consolidated net sales	$351.7	$233.7